Exhibit 99.(a)(5)

FPA NEW INCOME, INC.

ARTICLES SUPPLEMENTARY

FPA New Income, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:   The total number of shares of capital stock that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

SECOND:   Immediately before the increase, the total number of shares of stock which the Corporation has authority to issue is five hundred million (500,000,000) shares, of the par value of $0.01 each, all of one class entitled common stock, of the aggregate par value of five million dollars ($5,000,000).

THIRD:    As increased, the total number of shares of stock which the Corporation has authority to issue is six hundred million (600,000,000) shares, of the par value of $0.01 each, all of one class entitled common stock, of the aggregate par value of six million dollars ($6,000,000).

FOURTH:    The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

IN WITNESS WHEREOF, FPA NEW INCOME, INC. has caused this Articles Supplementary to be signed in its name and on its behalf by its Treasurer and attested by its Secretary on November 7, 2012.

FPA NEW INCOME, INC.

	By:	/s/ J. RICHARD ATWOOD
J. Richard Atwood, Treasurer

ATTEST:

/s/ SHERRY SASAKI
Sherry Sasaki, Secretary

THE UNDERSIGNED, Treasurer of FPA New Income, Inc. who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ J. RICHARD ATWOOD
J. Richard Atwood, Treasurer